Exhibit 5.1 February 21, 2020 Liquidity Services, Inc. 6931 Arlington Road, Suite 200 Bethesda, MD 20814 Re: Proposed Offering of up to 2,800,000 Shares of Common Stock Pursuant to the Third Amended and Restated 2006 Omnibus Long-Term Incentive Plan of Liquidity Services, Inc. Ladies and Gentlemen, I have examined Registration Statement on Form S-8 (the “Registration Statement”), of Liquidity Services, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 2,800,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), available for issuance under the Company’s Third Amended and Restated 2006 Omnibus Long-Term Incentive Plan (the “Plan”). In arriving at the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records of the Company, certificates of officers of the Company and of public officials and other documents as I have deemed necessary or advisable to enable me to render this opinion. In my examination, I have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below. Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable. I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration

Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission. Very truly yours, /s/ Mark A. Shaffer Mark A. Shaffer VP, General Counsel & Corporate Secretary Liquidity Services, Inc.